Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them as a statement on Schedule 13G (including amendments thereto) with respect to the common shares of Hemab Therapeutics Holdings, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to this agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this agreement to be executed on their behalf on August 5, 2026.

Sofinnova Crossover II SLP		Sofinnova Partners SAS, a French corporation

By:	/s/ Antonie Papiernik	By:	/s/ Antonie Papiernik

Name:	Antonie Papiernik	Name:	Antonie Papiernik

Title:	Managing Partner	Title:	Managing Partner

By:	/s/ Antonie Papiernik	By:	/s/ Cédric Moreau

Name:	Antonie Papiernik	Name:	Cédric Moreau

By:	/s/ Kinam Hong	By:	/s/ Joseph Anderson

Name:	Kinam Hong	Name:	Joseph Anderson

By:	/s/ David Evans

Name:	David Evans